                              BALDWIN & LYONS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 3, 2005


TO THE SHAREHOLDERS OF
BALDWIN & LYONS, INC.:



         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. (the "Corporation") will be held Tuesday, May 3, 2005 at 10:00 a.m., Indianapolis Time, at 1099 North Meridian Street, Indianapolis, Indiana 46204 for the following purposes:


1.   To elect thirteen (13) directors,

2. To ratify the appointment of Ernst & Young LLP as independent auditors for the Corporation, and

3. To transact such other business as may properly come before the meeting and any adjournment thereof.

         The Board of Directors has fixed the close of business on March 15, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

         Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

         Shares of the Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.

Date: April 1, 2005.



                                    By Order of the Board of
                                    Directors


                                    James E. Kirschner
                                    Secretary





         YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, DATE, SIGN AND
         PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON

                              BALDWIN & LYONS, INC.

                                 PROXY STATEMENT

                               GENERAL INFORMATION

USE OF PROXIES

         This Proxy Statement is furnished in connection with the solicitation by Baldwin & Lyons, Inc. (the "Corporation") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 3, 2005, in accordance with the foregoing notice. The Proxy Statement and accompanying proxy card were mailed to shareholders on or about April 1, 2005.

         The mailing address of the Corporation's principal office is 1099 North Meridian Street, Indianapolis, Indiana 46204.

         Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date. Shares represented by a proxy, properly executed and returned to the Corporation, and not revoked, will be voted at the Annual Meeting.

         Shares will be voted according to the directions of the shareholder as specified on the proxy. If no directions are given, the proxy will be voted FOR the election of the thirteen directors named as nominees in this Proxy Statement and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the Corporation. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

RECORD DATE AND VOTING SECURITIES

         The close of business on March 15, 2005, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 15, 2005, the Corporation had 2,666,666 shares of Class A Common Stock outstanding and entitled to vote. Each share of Class A Common Stock is entitled to one vote. The vote can be exercised in person or by proxy. There are no other outstanding securities of the Corporation entitled to vote. There will be no cumulative voting for the election of directors. Shares of Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.


EXPENSES OF SOLICITATION

         All expenses of the solicitation of proxies will be paid by the Corporation. Officers, directors and other employees of the Corporation may solicit proxies by telephone or telegram or by special calls. The Corporation will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy material to the beneficial owners of the Corporation's stock.

BENEFICIAL OWNERS OF MORE THAN 5% OF THE CLASS A COMMON STOCK

         The following table contains information concerning persons who, to the knowledge of the Corporation, beneficially owned on March 15, 2005, more than 5% of the outstanding voting securities of the Corporation:

========================================= ===================================== ====================================
                                                NUMBER OF CLASS A SHARES
          NAME AND ADDRESS OF                        AND NATURE OF
          BENEFICIAL OWNER <F1>                   BENEFICIAL OWNERSHIP               PERCENT OF CLASS A SHARES
----------------------------------------- ------------------------------------- ------------------------------------
SHAPIRO FAMILY INTERESTS
   (in the aggregate)  <F2>                            1,248,749                             46.83%
    799 Central Avenue
    Highland Park, Illinois 60035
         Nathan Shapiro                                1,130,399                             42.41%
         Robert Shapiro                                  861,375                             32.30%
         Norton Shapiro                                  758,625                             28.45%
----------------------------------------- ------------------------------------- ------------------------------------
JOHN D. WEIL
   509 Olive Street
   St.  Louis, Missouri  <F3>                            384,562                             14.42%
========================================= ===================================== ====================================

  <F1> Shares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.

  <F2> Information with respect to the Shapiro family interests was obtained from
       Amendment No. 13 to Schedule 13D dated December 23, 1986, and Forms 4 and 5 as filed by such persons with the Securities and Exchange Commission and delivered to the Corporation, and additional information was provided by Nathan Shapiro. The amounts shown for the individuals are included in the amount shown for the Shapiro family interests in the aggregate. Nathan, Robert and Norton Shapiro are brothers. The Class A shares reported in the above table for the Shapiro family interests include 353,250 shares(13.25%) held of record by the Shapiro Family Limited Partnership - Gift Shares for which Nathan, Robert and Norton are each limited partners and beneficiaries as well as 178,500 shares(6.69%) held of record by Gelbart Fur Dressers, 41,250 shares(l.55%) held of record by Jay Ell Company and 178,125 shares (6.68%) held of record by Diversified Enterprises, Illinois partnerships of which Nathan, Robert and Norton Shapiro are the general partners and as to which they share voting and investment powers. These shares, totaling 751,125 Class A shares (28.17%), are also included in the listing for individual beneficial ownership of each of the three brothers.

  <F3> Information with respect to the interests of John D. Weil was obtained from Amendment No. 2 to Schedule 13D, dated September 15, 1987, Forms 4 and 5 filed with the Securities and Exchange Commission and delivered to the Corporation, and additional information provided by Mr. Weil. The shares reported include all shares held in the name of family members, family custodianships or family trusts of Mr. Weil. Mr. Weil has reported that he has sole voting and investment powers as to 195,562 Class A shares and shared voting and investment powers as to 189,000 Class A shares, subject to the limitation that Mr. Weil has declared that the Schedule 13D shall not be construed as an admission that he is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of the securities covered by the Schedule 13D.


DIRECTORS AND NOMINEES

         Thirteen (13) directors are to be elected to hold office until the 2006 Annual Meeting and until their respective successors are elected and qualified. The Corporation contemplates that all of the nominees will be able to serve. However, if any of the nominees are unable to serve, the persons named as proxies in the accompanying Proxy may vote for another nominee, or nominees according to their best judgment.

         All of the nominees are currently directors of the Corporation. None of the directors are family-related, except Nathan, Robert and Norton Shapiro, who are brothers. A majority of the nominees are Independent Directors within the meaning of applicable NASDAQ listing standards. Set forth in the following summaries is the age of each director and nominee, all offices held with the Corporation, the nominee's principal occupation, a brief account of business experience during the past five years and other directorships.

STUART D. BILTON (3)(4)              Age 58                  Director Since 1987

Mr. Bilton is currently the Vice Chairman of ABN AMRO Asset Management (US), Inc. and Chairman of ABN AMRO Funds, Inc. From 2001 to 2003, he was the President and Chief Executive Officer of ABN AMRO Asset Management, Inc. Prior to that, he was the President and Chief Executive Officer of Alleghany Asset Management, Inc. and Executive VP of The Chicago Trust Company, both of which were acquired by ABN AMRO.

JOSEPH J. DEVITO                     Age 53                  Director Since 1997

Mr. DeVito is an Executive Vice President of the Corporation and President and a director of Sagamore Insurance Company ("Sagamore"), a wholly-owned subsidiary of the Corporation's wholly-owned subsidiary, Protective Insurance Company ("Protective") and a director of Protective. Mr. DeVito has been employed by the Corporation since 1981.

OTTO N. FRENZEL III (2)(4)           Age 74                  Director Since 1979

Mr. Frenzel is retired and was formerly the Chairman of the Board of National City Bank of Indiana, a national bank and a subsidiary of National City Corporation. Mr. Frenzel serves on the Board of Directors of American United Life Insurance Company.

JAMES W. GOOD                        Age 61                  Director Since 1997

Mr. Good is an Executive Vice President of the Corporation and President and a director of Protective and a director of Sagamore. Mr. Good has been employed by the Corporation since 1964.

GARY W. MILLER (3)                   Age 64                  Director Since 1977

Mr. Miller has been Chairman and Chief Executive Officer of the Corporation since 1997 and has been President of the Corporation since 1983. He is also Chairman and Chief Executive Officer of the Corporation's wholly-owned subsidiaries Protective, Sagamore and B & L Insurance, Ltd. Mr. Miller has been employed by the Corporation since 1965.

JON MILLS                            Age 66                  Director Since 2004

Mr. Mills is the Co-Chairman of Medline Industries, Inc., a privately held manufacturer and distributor of health care supplies.

JOHN M. O'MARA (2)(3)                Age 77                  Director Since 1981

Mr. O'Mara is a business consultant and private investor. He is also a director of The Midland Company.

THOMAS H. PATRICK (1)(3)             Age 60                  Director Since 1983

Mr. Patrick is currently a principal and co-owner of New Vernon Capital LLC an investment management company. From 2002 until his retirement in 2003, he was the Executive Vice Chairman, Finance & Administration of Merrill Lynch & Co., Inc., and prior thereto he held a number of executive positions with Merrill Lynch & Co., Inc. Mr. Patrick also serves as a director of Deere & Company and Computer Sciences Corporation.

JOHN A. PIGOTT (1)(2)(4)             Age 73                  Director Since 1997

Mr. Pigott is currently retired. Prior to his retirement in 1996, he served in various capacities at Anixter, Inc., including Director, Vice Chairman, President and Chief Executive Officer.

NATHAN SHAPIRO (3)                   Age 68                  Director Since 1979

Mr. Shapiro is the president of SF Investments, Inc., a broker/dealer in securities. Since December, 1977, he has also served as President of New Horizons, Inc., management consultants.

NORTON SHAPIRO                       Age 72                  Director Since 1983

Mr. Shapiro is currently retired. Prior to his retirement he was Executive Vice President of National Superior Fur Dressing & Dyeing Co., Inc., a corporation engaged in the processing, cleaning and dressing of furs.

ROBERT SHAPIRO                       Age 66                  Director Since 1997

Mr. Shapiro is the President and Chief Executive Officer of Emlin Cosmetics,
Inc.

JOHN D. WEIL (1)                     Age 64                  Director Since 1997

Mr. Weil is President of Clayton Management Co. Mr. Weil also serves as a director of Allied Healthcare Products, Inc. and PICO Holdings, Inc.

In December 2002 an action initiated by the Securities and Exchange Commission ("Commission") against Mr. Weil was settled simultaneously with its filing pursuant to a consent agreement entered into by Mr. Weil. The Commission alleged violations of the anti-fraud provisions of the federal securities laws arising in connection with transactions in the securities of Kaye Group, Inc. ("Kaye Group") involving material non-public information. Mr. Weil was not an officer or director of Kaye Group. The transaction cited by the Commission in its complaint involved less than one percent of the securities of Kaye Group beneficially owned by Mr. Weil and less than one-tenth of one percent of the Kaye Group's outstanding shares. Mr. Weil consented to the entry of a final judgment of permanent injunction and other relief, including disgorgement of alleged profits in the amount of $47,000 and civil penalties of a like amount, but did not admit to nor deny any of the allegations in the Commission's complaint.

   (1) Member of the Compensation and Employee Benefits Committee which makes recommendations to the Board of Directors concerning the compensation arrangements for the executive officers of the Corporation; establishes policies relating to salaries and job descriptions; evaluates performance of executive employees; and reviews and administers remuneration and incentive plans and employee benefit programs of the Corporation. This Committee held two formal meetings during 2004, and also carried on its business through telephone conversations and informal contacts among its members.

   (2) Member of the Audit Committee which, among other duties, reviews with the independent auditors the scope of the audit work performed, any questions arising in the course of such work, and inquiries as to other matters such as internal accounting controls, financial reporting and security and personnel staffing. The Board of Directors has determined that Otto N. Frenzel III, who chairs the Audit Committee, meets the requirements adopted by the Securities and Exchange Commission as an "audit committee financial expert." Mr. Frenzel served as Chairman of National City Bank of Indiana prior to his retirement. For many years prior thereto he was Chairman and Chief Executive Officer of Merchants National Corporation, a bank holding company. In such capacity Mr. Frenzel had experience actively supervising a principal financial officer as well as other relevant experience. The Audit Committee held five formal meetings during 2004.

   (3) Member of the Investment Committee which controls and makes decisions concerning investments made by the Corporation and each of its wholly owned subsidiaries. The Investment Committee held four formal meeting during 2004 and also conducted business in conjunction with regular quarterly Board of Directors meetings. The Investment Committee also carries on its business through frequent telephone conversations and informal contacts among its members.

(4) Member of the Nominating Committee, which is responsible for selecting the nominees for election as directors and reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of members of the Board of Directors. An additional discussion of the responsibilities of the Nominating Committee is contained on pages 8 and 9 of this Proxy Statement.

         During 2004, the Board of Directors held four regular meetings, and each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served. All directors of the Corporation are encouraged to attend the annual meeting of shareholders. All directors were in attendance at the Corporation's 2004 annual meeting.


DIRECTORS' FEES

         Members of the Board of Directors who are not employed by the Corporation receive directors' fees in the amount of $6,500 for each quarterly meeting attended in person. Directors attending by teleconference or unable to attend a meeting receive a fee of $5,000. Members of committees of the Board of Directors receive no additional compensation for their service on committees with the exception of the Chairman of the Audit Committee who receives $1,000 per quarter in additional compensation. In addition, each director receives an annual grant of an option to purchase 1,500 Class B Common Shares at the market price at the close of business on the date of the annual meeting. Some of the directors have elected to participate in the Baldwin & Lyons, Inc. Deferred Director Fee Option Plan ("Deferred Fee Plan"), which was approved by shareholders at the 1989 annual meeting. Those directors have deferred receipt of portions of their director fees. Options received under the Deferred Fee Plan become exercisable one year from the date of the grant and are exercisable within ten years of the date of the grant. Exercise prices are $.80 per share for options received prior to February, 2003 and $1.00 per share for all option received thereafter. A total of 7,898 discounted stock options were granted in lieu of cash compensation during 2004. From the beginning of the plan to the present, a total of 130,811 options have been granted in lieu of cash compensation under the Deferred Fee Plan. A total of 113,121 options have been exercised since the beginning of the Deferred Fee Plan, including 50,770 exercised during 2004. As a result of recent revisions to applicable tax law relating to deferred compensation, it has been determined that none of the Directors will participate in the Deferred Fee Plan in the future. Directors who are employed by the Corporation do not receive directors' fees. Travel and out-of-pocket expenses of members of the Board of Directors incurred in attending Board of Directors meetings and committee meetings are paid by the Corporation.

COMMON STOCK BENEFICIALLY OWNED BY DIRECTORS AND MANAGEMENT

         The following table contains information concerning shares of Class A and Class B Common Stock of the Corporation beneficially owned on March 15, 2005 by all directors and nominees, the five most highly compensated executive officers (the "Named Executive Officers") and by all directors and officers as a group:

================================= ======================================= ==========================================
                                              CLASS A SHARES                           CLASS B SHARES
                                  --------------------------------------- ------------------------------------------
NAME OF BENEFICIAL OWNER OR
     IDENTITY OF GROUP <F1>              NUMBER           PERCENT <F7>        NUMBER <F2> <F7>       PERCENT <F8>
--------------------------------- ------------------ -------------------- --------------------- --------------------
Stuart D. Bilton                                -0-                  -0-                33,629                 .28%
--------------------------------- ------------------ -------------------- --------------------- --------------------
G.  Patrick Corydon                          10,125                 .38%               109,874                 .91%
--------------------------------- ------------------ -------------------- --------------------- --------------------
Joseph J. DeVito                              4,687                 .18%               227,337                1.87%
--------------------------------- ------------------ -------------------- --------------------- --------------------
Otto N. Frenzel, III                          4,688                 .18%                39,000                 .32%
--------------------------------- ------------------ -------------------- --------------------- --------------------
James W. Good                                17,250                 .65%               114,350                 .94%
--------------------------------- ------------------ -------------------- --------------------- --------------------
James E.  Kirschner                          15,468                 .58%               116,875                 .96%
--------------------------------- ------------------ -------------------- --------------------- --------------------
Gary W. Miller                               46,286                1.74%               329,895                2.71%
--------------------------------- ------------------ -------------------- --------------------- --------------------
Jon Mills (3)                                   187                <0.1%                 2,250                 .02%
--------------------------------- ------------------ -------------------- --------------------- --------------------
John M. O'Mara (4)                           85,312                3.20%                75,565                 .63%
--------------------------------- ------------------ -------------------- --------------------- --------------------
Thomas H. Patrick (5)                        88,875                3.33%               248,330                2.06%
--------------------------------- ------------------ -------------------- --------------------- --------------------
John A. Pigott                                5,063                 .19%                37,512                 .31%
--------------------------------- ------------------ -------------------- --------------------- --------------------
Nathan Shapiro (6)                        1,130,999               42.41%             2,581,927               21.41%
--------------------------------- ------------------ -------------------- --------------------- --------------------
Norton Shapiro (6)                          758.625               28.45%             1.813,980               15.04%
--------------------------------- ------------------ -------------------- --------------------- --------------------
Robert Shapiro (6)                          861,375               32.30%             1,840,344               15.26%
--------------------------------- ------------------ -------------------- --------------------- --------------------
John D. Weil                                384,562               14.42%             1,586,533               13.16%
--------------------------------- ------------------ -------------------- --------------------- --------------------
Directors   and  officers  as  a          1,911,252               71.67%             5,569,551               44.60%
group (15 persons  including the
above named)
================================= ================== ==================== ===================== ====================

  <F1>  Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment powers or sole investment power with respect to Class B shares; and includes the beneficial interest of spouses and minor children who share the same residence as the named individual.

  <F2>  A total of 12,598,039 Class B shares were issued and outstanding or subject to currently exercisable options as of March 15, 2005.

  <F3>  Includes 187 Class A shares and 750 Class B shares held for the benefit of Mr. Mills' daughter. Mr. Mills serves as custodian of those shares and disclaims beneficial ownership.

  <F4>  Includes 13,875 Class A shares owned by Mr. O'Mara's wife and 57,375
        Class A shares held in trust for his children, with Mr. O'Mara serving as trustee. Mr. O'Mara disclaims any beneficial interest in these shares.

  <F5>  Includes 36,375 Class A shares and 750 Class B shares owned by Mr.
        Patrick's wife and 236,862 Class B shares owned by a private family foundation in which Mr. Patrick is an officer and director. Mr. Patrick disclaims any beneficial interest in any of these shares.




  <F6>  See "Beneficial Owners of More than 5% of the Common Stock" for Class A shares. The shares reported in the above table for Nathan, Norton and Robert Shapiro include 751,125 Class A and 1,799,375 Class B shares owned by the Shapiro Family Limited Partnership and the three partnerships: Gelbart Fur Dressers; Jay Ell Company and Diversified Enterprises. Nathan, Robert and Norton Shapiro are beneficial owners and they share investment power with respect to these shares.

  <F7>  Includes the number of Class B shares which each of the following persons have a right to acquire within 60 days by exercise of stock options: Mr. Bilton 1,840; Mr. Corydon 30,000; Mr. DeVito 93,750; Mr. Frenzel 1,967; Mr. Good 93,750; Mr. Kirschner 62,500; Mr. Miller 125,000; Mr. O'Mara 9,389; Mr. Patrick 1,842; Mr. Pigott 1,895; Mr.
        Nathan Shapiro 1,895; Mr. Norton Shapiro 1,500; Mr. Robert Shapiro 1,895; Mr. Weil 1,895; and all officers and directors as a group 430,618.

  <F8>  For purposes of determining the percentage of the class owned by each named individual, shares subject to options in favor of that individual are deemed outstanding but are not deemed outstanding for computing the percentage of the class held by any other person. All shares subject to options in favor of officers and directors as a group are deemed outstanding for purposes of computing the percentage of the class owned by the officers and directors as a group.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and ten percent (10.0%) beneficial owners to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must be furnished to the Corporation. Based solely on a review of the Section 16(a) reports furnished to the Corporation with respect to 2004 and written representations from the executive officers and directors, we believe that all
Section 16(a) filing requirements applicable to our executive officers and directors during 2004 were satisfied, except that Norton Shapiro filed one late Form 4 in 2004 reporting the sale of 5,270 shares of Class B common stock.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE

         The executive compensation program is administered by the Compensation and Employee Benefit Committee of the Board of Directors (the "Committee"). The Committee oversees the administration of the Corporation's employee benefits plans and establishes policies relating to compensation of employees. The Committee reviews all aspects of executive compensation and evaluates performance of the Corporation's executive officers, including the Named Executive Officers of the Corporation. In addition, the Committee reviews, manages, and administers all of the stock option plans of the Corporation and, in the case of the Employee Plan, designates officers and key employees to receive options, and the number and terms of the options. All decisions by the Committee relating to the compensation of the Corporation's executive officers are reviewed by the full Board before they are implemented.

         The goal of the Corporation's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while, at the same time, motivating and retaining key employees. To achieve this goal, the Corporation's executive compensation policies integrate annual base compensation with bonuses based upon corporate performance. The Corporation also utilizes equity-based incentive and deferred compensation to ensure that executives, and management in general, have a continuing stake, as shareholders, in the long-term success of the Corporation.

         The Committee first seeks to set the CEO's compensation in light of the standards mentioned above as well as the performance of the Corporation in relation to expectations of the Board. The compensation of other executives is set in reference to the compensation of the CEO. Because of the unique nature of the markets which the Corporation serves, the Committee does not believe that there are individual companies or industry measures to which it can reliably compare the performance of the

Corporation over a limited period of time. Thus, while the Committee considers the Corporation's financial results in light of industry standards, prevailing market conditions for the Corporation's products and expectations regarding future performance, corporate performance is evaluated primarily against flexible, internally created goals and expectations which must be adjusted frequently in order to react to the numerous external factors which affect the Corporation. The Committee does not set specific numerical targets or goals, but rather evaluates the performance of the management team annually in relation to opportunities presented to them, challenges addressed by them and the results achieved. This process is largely subjective and is not intended to, and cannot be expected to, result in changes in executive compensation which are in direct proportion to increases or decreases in the Corporation's net income, return on equity or any other single quantitative measure or a predetermined combination of quantitative measures during the year.

         In reviewing the compensation to be paid to the Corporation's executive officers during any given year, the Committee views the results of operations over a several year period. This approach recognizes the cyclical nature of the Corporation's business, the fact that, as a specialty insurance underwriter operating within very narrow markets, the Corporation must, from time-to-time, sacrifice short-term profits for long-term financial growth. In addition, this approach recognizes the stability and unique knowledge base of the executive management team which has essentially been in place since 1980. Portions of executive officers annual compensation have, in the past, been paid in the form of stock options and equity appreciation rights. The use of stock options and equity appreciation rights results in total compensation which is highly leveraged against, and directly linked to, the Corporation's performance and increases in shareholder value. The linkage results from the relationship of the stock options to the market price of the Corporation's Class B common shares and the relationship of the equity appreciation rights to the book value of the Corporation's shares. The Committee considers all components of the compensation packages of executive officers, including the named executive officers, when making its decisions with respect to annual changes.

         In its deliberations regarding calendar year 2004, the Committee considered its long-term approach regarding the goals and performance of the Corporation and the performance and present compensation of each executive officer of the Corporation. In light of the record operating performance during 2003, the Committee determined that the salaries of executive officers for 2004, which were approved in February of the calendar year, would be increased by an average of 5.5% from the prior year levels, in line with increases offered to all salaried employees at that time. Annual bonuses for 2004, which are determined after the end of the calendar year, remained level or decreased when compared to the prior year amounts, reflecting the lack of growth in operating earnings when compared to the record levels achieved in 2003. Further, no equity appreciation rights or stock options were granted during 2004. The Committee and the Option Committee believe that the changes approved are consistent with a long-term view of both the performance of the Corporation and of its executive officers.

         The Corporation has not entered into employment, severance or change-in-control agreements with any employees, including the named executive officers. Further, the Corporation has no post-retirement benefit programs or retirement plans, other than its 401(k) Profit Sharing Plan which is generally available to all employees.

         The Committee has considered the impact of Section 162(m) of the Internal Revenue Code, and the regulations thereunder, on the deductibility of the executive compensation by the Corporation. At the present time, the Committee believes that the impact of Section 162(m) on the Corporation is negligible. Nonetheless, the Committee plans to continue to monitor the regulations and any possible impact they may have on the Corporation, and to take appropriate steps when, and if, any measures are necessary.

COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE
          John D. Weil, Chairman
          Thomas H. Patrick
          John A. Pigott.

COMPOSITION AND FUNCTIONS OF THE NOMINATING COMMITTEE.

         Board of Directors has formed a separate nominating committee, consisting solely of Independent Directors, for the purpose of consideration and nomination of directors of the Corporation. The nominating committee has a charter, a copy of which may be found in the corporate governance section of the Corporation's website at www.baldwinandlyons.com. The current members of the Nominating Committee are Stuart D. Bilton, Chairman, Otto N. Frenzel III and John A. Pigott. The Nominating Committee is responsible for selecting the nominees for election as directors and reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of members of the Board of Directors. The skills and characteristics assessed include independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the Board of Directors as a whole.

         The members of the Nominating Committee consider candidates with the following qualifications (though they are not necessarily limited to candidates with such qualifications) and no one factor is considered more important than any other factor:

     o Chief executive officers or senior executives, particularly those with experience in finance, insurance, investments, marketing and operations,.

     o   Individuals representing diversity in gender and ethnicity.

     o Individuals who meet the current criteria of the Securities and Exchange Commission and NASDAQ to be considered as Independent Directors.

         Any shareholder nominee, together with any information about the candidate's qualifications, will be evaluated by the members of the Nominating Committee along with any other proposed candidates. A shareholder wishing to nominate a candidate for the Board of Director should send a written nomination to the Corporate Secretary at the principal offices of the Corporation. The nomination should specify the nominee's name and other qualifications, including, but not limited to, those specified above. To be considered, a nomination must be received at least 120 days prior to next annual meeting of shareholders. In the case of the 2006 annual meeting, the deadline is November 30, 2005. All recommendations must be accompanied by a written consent of the nominee to be nominated for election to the Corporation's Board of Directors.

         The Nominating Committee selected each of the nominees included for election in this Proxy Statement.

SHAREHOLDER COMMUNICATION

The Board of Directors has determined to provide a process by which shareholders may communicate with the Board as a whole, a Board Committee or individual directors. Shareholders wishing to communicate with either the Board as a whole, a Board Committee or an individual member may do so by sending a written communication addressed to the Board of Directors of Baldwin & Lyons, Inc. or to the committee or to an individual director, c/o Corporate Secretary, Baldwin & Lyons, Inc., 1099 N. Meridian Street, Indianapolis, Indiana, 46204 or by sending an electronic mail message to boardofdirectors@baldwinandlyons.com. All communications will be compiled by the Secretary of the Corporation and submitted to the Board of Directors or the addressee not later than the next regular Board meeting.

CODE OF CONDUCT

         The Board of Directors has adopted a Code of Ethics which is applicable to all directors, officers at the vice president level and above as well as certain other employees with control over accounting data. The Code of Conduct is available on the Corporation's website at www.baldwinandlyons.com.

REPORT OF THE AUDIT COMMITTEE

         In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board (the "Audit Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. During 2004, the Audit committee met five times The full Committee discussed and reviewed the interim financial information contained in the Corporation's quarterly Forms 10-Q with the CEO, the CFO and the independent auditors prior to filing with the Securities and Exchange Commission.

         In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees," and discussed with the auditors any relations that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal audit manager and the independent auditors the quality and adequacy of the Corporation's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee also reviewed both with the independent auditors and the internal audit manager their audit plans, audit scope and identification of audit risks.

         The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

         The Audit Committee reviewed the audited financial statement of the Corporation as of and for the year ended December 31, 2004, with management and the independent auditors. Management has the responsibility for the preparation of the Corporation's financial statements and the independent auditors have the responsibility for the examination of those statements.

         Based on the above-mentioned review and discussions with management and the independent auditors, the Audit committee recommended to the Board of Directors that the Corporation's audited financial statements be included in the Annual Report on Form 10K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to the shareholder approval, of the independent auditors and the Board of Directors concurred in the recommendation.

         All of the members of the Audit Committee are independent directors, as that term is defined by applicable rules.

AUDIT COMMITTEE
         Otto N. Frenzel, III, Chairman
         John M. O'Mara
         John Pigott.

AUDIT FEES

AUDIT FEES

         Fees for audit services performed by Ernst & Young, LLP totaled $389,500 for the year ended December 31, 2004 and $252,700 for the year ended December 31, 2003, including fees associated with the annual audit, reviews of quarterly reports on Form 10-Q and statutory audits and loss reserve certifications required by regulatory authorities. In addition, fees for 2004 include the review of the internal controls of the Corporation by Ernst & Young, LLP as required by Section 404 of the Sarbanes-Oxley Act.

AUDIT-RELATED FEES

         There were no audit-related fees paid to Ernst & Young, LLP in 2004. Fees for audit-related services totaled $3,200 for the year ended December 31, 2003, consisting of assistance related to routine audits conducted by regulatory authorities.

Tax Fees
         Fees for tax services, including fees for review of the consolidated federal income tax return, totaled $8,500 for the year ended December 31, 2004 and $7,600 for the year ended December 31, 2003.

ALL OTHER FEES
         No fees were billed by Ernst & Young LLP for professional services rendered during the fiscal years ended December 31, 2004 and 2003 other than those specified above.

         The Audit Committee pre-approves audit engagement terms and fees prior to the commencement of any audit work, other than that which may be necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. The independent auditors submit a written proposal that details all audit and audit-related services. Audit fees, with the exception of internal control attestation required by Sarbanes-Oxley Act, are fixed and contained in the proposal. Internal control attestation fees are estimated prior to the commencement of fieldwork but are subject to change depending on the amount of work required to comply with these new provisions. The Corporation received a three year proposal for the audit engagement for the years 2004, 2005 and 2006 and have completed the first year of that proposal. The Audit Committee reviewed the nature and dollar value of services provided under the engagement. Any future revisions will also be reviewed and pre-approved by the Audit Committee.

         There were no fees in 2004 or 2003 which were not pre-approved by the Audit Committee. All services described above under the captions "Audit Fees", Audit-Related Fees" and "Tax Fees" were approved by the Audit Committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table discloses, for the years ended December 31, 2004, 2003 and 2002, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to each person who served as the Chief Executive Officer of the Corporation during the year and to each of the five most highly compensated executive officers of the Corporation in all capacities in which they served.

SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                                                       ------------------------------------
                                           ANNUAL COMPENSATION                  AWARDS            PAYOUTS
------------------------- ------- ------------------------------------ ------------------------- ---------- -----------
          (a)              (b)        (c)          (d)         (e)         (f)          (g)         (h)         (i)
                                                            Annual     Restricted      SAR's       LTIP
        Name and                                              Comp/       Stock       Granted     Payouts    All Other
   Principal Position      Year    Salary ($)    Bonus ($)  Other ($)   Awards ($)      (#)         ($)       ($) <F1>
------------------------- ------- ------------ ------------ ---------- ------------ ------------ ---------- ------------
Gary W. Miller              2004     506,000      540,000         0           0              0         0        16,000
  President &               2003     481,833      540,000         0           0         24,200         0        16,000
  CEO                       2002     457,778      490,000         0           0              0         0        16,000
------------------------- ------- ------------ ------------ ---------- ------------ ------------ ---------- ------------
James W. Good               2004     387,333      473,000         0           0              0         0        16,000
  Executive Vice            2003     368,354      473,000         0           0         21,200         0        16,000
  President                 2002     349,903      430,000         0           0              0         0        16,000
------------------------- ------- ------------ ------------ ---------- ------------ ------------ ---------- ------------
Joseph J. DeVito            2004     371,467      473,000         0           0              0         0        16,000
  Executive Vice            2003     352,889      473,000         0           0         21,200         0        16,000
  President                 2002     335,500      430,000         0           0              0         0        16,000
------------------------- ------- ------------ ------------ ---------- ------------ ------------ ---------- ------------
James E.  Kirschner         2004     260,027      200,000         0           0              0         0        16,000
  Senior Vice Pres.         2003     242,472      240,000         0           0         13,200         0        16,000
  & Secretary               2002     225,000      210,000         0           0              0         0        16,000
------------------------- ------- ------------ ------------ ---------- ------------ ------------ ---------- ------------
G. Patrick Corydon          2004     269,561      270,000         0           0              0         0        16,000
  Senior Vice Pres.         2003     255,556      270,000         0           0         13,200         0        16,000
  & CFO                     2002     243,833      245,000         0           0              0         0        16,000
------------------------- ------- ------------ ------------ ---------- ------------ ------------ ---------- ------------

  <F1> Corporation contribution to Salary Saving and Profit Sharing Plan (401K) Plan.

2002 STOCK PURCHASE PLAN

         At the 2002 Annual Meeting of Shareholders, the Board of Directors proposed, and the shareholders of the Corporation adopted, the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan was intended to encourage officers and certain management personnel of the Corporation to purchase additional Class B Common Shares in the open market. The Stock Purchase Plan authorized the Corporation to loan the funds necessary to enable participating management personnel to make those purchases. Each loan is evidenced by a ten year full recourse promissory note, interest only payable annually in arrears and is secured by a pledge of all of the shares purchased. The loans were offered to officers and certain other management personnel and forty-nine employees originally participated in the program. Currently, nineteen employees have outstanding loans with the balance having been fully paid to the Corporation. For detailed information concerning the loans to the Named Executive Officers as well as overall information concerning the loans to all employees see "Transactions with Management and Others" on page 16 of this Proxy Statement. As a result of legislation enacted during 2002, no further loans will be made under the 2002 Stock Purchase Plan.

CORPORATION PERFORMANCE

         The following graph shows a five year comparison of cumulative total return for the Corporation's Class B common shares, the NASDAQ Insurance Stock Index and the Russell 2000 Index.


                            CUMULATIVE TOTAL RETURN
                  BALDWIN & LYONS, INC. (CLASS B COMMON SHARES)
           EDGAR PRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                            BALDWIN & LYONS      NASDAQ
                                 CLASS B    INSURANCE STOCKS  RUSSELL 2000
                            --------------- ----------------- -------------
December 31, 1999               100.000           100.000         100.000
December 31, 2000               106.893           125.576          95.796
December 31, 2001               119.322           134.631          96.781
December 31, 2002               111.910           135.678          75.897
December 31, 2003               167.627           167.722         110.334
December 31, 2004               172.034           203.594         129.088


OPTION/STOCK/EQUITY APPRECIATION GRANTS

         No stock options or Equity Appreciation Rights were granted in 2004.


STOCK OPTIONS-- EXERCISES AND HOLDINGS

         The following table contains information about options exercised during 2004 and the unexercised stock options held as of the end of 2004, by the Named Executive Officers.

         Options shown in the table below represent discounted stock options and fair market value options granted under the Baldwin & Lyons Employee Discounted Stock Option Plan. Each option represents the right for the employee to acquire one Class B common share upon payment in cash of the option exercise price.

         The Corporation has not granted any stock appreciation rights and none are outstanding.

                   AGGREGATED OPTION/SAR EXERCISES IN THE LAST
                       YEAR AND YEAR END OPTION/SAR VALUES


             (a)                        (b)              (c)                (d)                   (e)
                                                                                                Value of
                                                                         Number of             Unexercised
                                      Shares            Value           Unexercised           In-the-Money
                                   Acquired on      Realized ($)    Options At Year End    Options At Year End
             Name                  Exercise (#)                           (#)(E)                 ($)(V)
------------------------------- ------------------- -------------- ---------------------- ----------------------
Gary W. Miller                             0                 0              125,000                773,750
------------------------------- ------------------- -------------- ---------------------- ----------------------
James W. Good                              0                 0               93,750                580,313
------------------------------- ------------------- -------------- ---------------------- ----------------------
Joseph J. DeVito                           0                 0               93,750                580,313
------------------------------- ------------------- -------------- ---------------------- ----------------------
James E.  Kirschner                    7,500           170,025               62,500                386,875
------------------------------- ------------------- -------------- ---------------------- ----------------------
G.  Patrick Corydon                   40,000           337,800               30,000                185,700
------------------------------- ------------------- -------------- ---------------------- ----------------------

  (E) All of the options are exercisable at December 31, 2004.
  (V) Market value of underlying securities at year end, minus exercise price.

EQUITY APPRECIATION RIGHTS-- EXERCISES AND HOLDINGS

         The following table contains information about unexercised Equity Appreciation Rights ("Rights") held by the Named Executive Officers as of December 31, 2004.

         Rights shown in the table below were issued by the Corporation to each of the Named Executive Officers. Each Right entitles the employee to payment, in cash, for the appreciation in the book value of one share of the Corporation's common stock from the end of the quarter immediately prior to the date of grant through the end of the quarter immediately prior to the date of exercise. The Rights vest and become exercisable at the rate of one-third per year at the end of the one-year, two-year and three-year periods from the date of grant. Any unexercised Rights terminate ten years from the date of grant. Restrictions on maximum appreciation exist on certain of the Rights and limitations on the amount of dividends paid to shareholders which reduce book value apply to all Rights.

         Rights may not be exercised to acquire shares of the Corporation. The value of Rights does not necessarily coincide with the market value of the Corporation's shares but, rather, is linked to the book value of the Corporation's shares, which is considered to more closely reflect the actual performance of the Corporation. Rights are generally not subject to certain market factors which may affect, either positively or negatively, the market value for the Corporation's Class A or Class B shares.

           AGGREGATED EQUITY APPRECIATION RIGHT EXERCISES IN THE LAST
               YEAR AND YEAR END EQUITY APPRECIATION RIGHT VALUES

             (a)                        (b)              (c)                (d)                    (e)
                                                                                                Value
                                                                                                of
                                                                         Number of             Unexercised
                                    Number of           Value           Unexercised           In-the-Money
                                      Rights        Realized ($)    Rights At Year End     Rights At Year End
             Name                 Exercised (#)                             (#)                  ($)(V)
------------------------------- ------------------- -------------- ---------------------- ----------------------
                                                                              58,067 (E)            565,312 (E)
Gary W. Miller                       125,000           642,500                16,133 (N)             41,624 (N)
------------------------------- ------------------- -------------- ---------------------- ----------------------
                                                                              32,067 (E)            290,482 (E)
James W. Good                         93,750           481,875                14,133 (N)             36,464 (N)
------------------------------- ------------------- -------------- ---------------------- ----------------------
                                                                              32,067 (E)            290,482 (E)
Joseph J. DeVito                      93,750           481,875                14,133 (N)             36,464 (N)
------------------------------- ------------------- -------------- ---------------------- ----------------------
                                                                              29,400 (E)            283,602 (E)
James E.  Kirschner                   62,500           321,250                 8,800 (N)             22,704 (N)
------------------------------- ------------------- -------------- ---------------------- ----------------------
                                                                              29,400 (E)            283,602 (E)
G.  Patrick Corydon                   62,500           321,250                 8,800 (N)             22,704 (N)
------------------------------- ------------------- -------------- ---------------------- ----------------------


  (V) Book value at year end, minus book value at date of grant.
  (E) Exercisable at December 31, 2004.
  (N) Not exercisable at December 31, 2004.

TRANSACTION WITH MANAGEMENT AND OTHERS

         During 2004, the Corporation, Protective and Sagamore executed purchases and sales of securities with SF Investments, Inc. ("SF"), a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers. The Corporation has been informed that commission rates charged by SF to the Corporation are no higher, and often less, than rates charged to non-affiliated customers. Total commissions charged by SF on these transactions were approximately $38,000 during 2004. In addition, SF manages an investment limited partnership in which Protective is a limited partner. The fair market value of Protective's investment in that partnership was $2,146,000 at December 31, 2004 and the management fee for this investment was approximately $21,000 for 2004. The Corporation also paid approximately $113,000 during 2004 to SF and its affiliates for advice and counseling on the Corporation's investment portfolio. Nathan Shapiro, a director of the Corporation, is President of SF.

         Protective entered into an agreement with an associate of SF for management of a portion of Protective's equity securities portfolio. During 2004, that associate earned performance-based compensation and management services fees and expense reimbursements totaling approximately $307,000. The Corporation has been informed that SF retained none of this compensation for its own account.

         The Corporation, Protective, and Sagamore have agreements with ABN AMRO Asset Management (US) ("ABN") for the management of substantial portions of the Corporations' investment portfolios. ABN is paid a management fee based on the average cost of investments managed. During 2004, a total of approximately $379,000 was paid by the Corporation and its subsidiaries to ABN for its management services. Stuart D. Bilton, a director of the Corporation, is Vice Chairman of ABN.

         Protective has committed to invest a total of $15 million, as a limited partner, in the New Vernon India Fund, LP (the "Fund"). Thomas H. Patrick, a director of the Corporation, is a principal and co-owner of New Vernon Capital LLC ("New Vernon") which owns the general partner and the investment advisor to the Fund. The investment advisor is compensated by an annual fee equal to 2% of each limited partner's capital account, plus 1% of committed but unfunded capital, and the general partner receives additional compensation in the form of 20% of the profits of the Fund above a high water mark. In October, 2004, Protective funded $9 million of its commitment.

         The Corporation has been informed that SF and New Vernon are working toward an affiliation; however, it is not expected that this affiliation will have a significant impact on the Corporation's relationship with either entity.

         The 2002 Stock Purchase Plan authorized the Corporation to loan the funds necessary to enable participating management personnel to purchase shares of Class B Common stock of the Corporation. The loans were offered to a total of forty-nine employees, including the Named Executive Officers. The notes evidencing the loans bear interest at the prime rate effective on the date of the loan. As of December 31, 2004, a total of $2,435,534 in principal and $78,399 in interest was owed to the Corporation by loan plan participants. Included within that amount are sums due from one Named Executive Officer as follows: Mr. DeVito, $1,595,644. Principal repayments in 2004 included $750,000 from Mr. Miller and $900,000 from Mr. Good, which represented satisfaction of their respective remaining principal balances under the Stock Purchase Plan. During the year ended December 31, 2004, all loan plan participants paid interest to the Corporation in the sum of $266,751. Included with that amount of interest paid, the Named Executive Officers paid interest to the Corporation as follows: Mr. Miller, $67,372; Mr. DeVito, $80,832; and Mr. Good, $5,014. There were no defaults on any of the loans. As a result of legislation enacted during 2002, no further loans will be made under the 2002 Stock Purchase Plan.

INDEPENDENT AUDITORS

         Subject to ratification by the shareholders, the Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the financial statements of the Corporation for 2005. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. They will be provided an opportunity to make a statement should they desire to do so and will be available to respond to appropriate inquiries from the shareholders. Ernst & Young LLP has acted as the Corporation's independent auditors since 1970.

         The Board of Directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors.

VOTE REQUIRED FOR APPROVAL

         Shareholders owning a majority of the Class A shares outstanding must be present or represented by proxy in order to constitute a quorum for the transaction of business. Thus, a total of 1,333,334 Class A shares will be required at the meeting for there to be a quorum. In order to elect the directors for the ensuing year and to confirm the appointment of Ernst & Young LLP as the Corporation's independent auditors, a majority of the votes present at the meeting, either in person or by proxy, a quorum being present, will be required.

SUBMISSION OF SHAREHOLDER PROPOSALS

         Shareholder proposals to be presented at the 2006 Annual Meeting of Shareholders must be received by the Corporation at its principal office on or before November 30, 2005 to be considered for inclusion in the Corporation's proxy materials for that meeting.

OTHER MATTERS

         The Corporation knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting, or any adjournment of the meeting, those matters will be acted on by the persons named as proxies in the accompanying Proxy. The proxies will use their best judgment to vote the shares in the best interests of the Corporation.

         The Annual Report to Shareholders contains financial statements for the year ended December 31, 2004 and other information about the operations of the Corporation. The Annual Report is enclosed with this proxy statement but is not regarded as proxy soliciting material. In addition, the Report of the Compensation and Employee Benefits Committee and the Comparative Cumulative Total Return graph included in is proxy statement is not regarded as proxy soliciting material.

         Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose. Prompt response is helpful, and your cooperation will be appreciated.

April 1, 2005

                                    By Order of the Board of
                                    Directors




                                    James E. Kirschner
                                    Secretary

[GRAPHIC OMITTED][GRAPHIC OMITTED]
Baldwin & Lyons, Inc.
[GRAPHIC OMITTED]

                                                                        APPENDIX



PROXY
                              BALDWIN & LYONS, INC.
                1099 North Meridian Street, Indianapolis, Indiana

                  Annual Meeting of Shareholders -- May 3, 2005
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Gary W. Miller, James Kirschner and G. Patrick Corydon or any of them, with powers of substitution, as proxies to represent and vote all shares of stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. to be held on May 3, 2005, and at any adjournment thereof, with all of the powers the undersigned would possess if personally present, as follows:



1.  ELECTION OF DIRECTORS           [   ]         WITHHOLD AUTHORITY     [   ]
    FOR all nominees listed below                 to vote for all nominees
    (except as marked to the                       listed below
           contrary below)


     Stuart D. Bilton, Joseph J. DeVito, Otto N. Frenzel III, James W. Good, Gary W. Miller, Jon Mills, John M. O'Mara, Thomas H. Patrick, John A. Pigott,
         Nathan Shapiro, Norton Shapiro, Robert Shapiro, John D. Weil.

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee(s) name in the space provided below.)


-------------------------------------------------------------------------------
           (Continued, and to be signed and dated, on the other side.)

2.  RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP as independent auditors

            [   ] FOR             [   ] AGAINST         [   ] ABSTAIN

3. In their discretion, on such other matters as may properly come before the meeting.

         THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITORS NAMED IN PROPOSAL 2.

                                Please sign exactly as your name appears hereon.


Dated:                      , 2005
       --------------------
   Address correction requested.

                                        ---------------------------------------
                                               (Signature of Shareholder)



                                        ---------------------------------------
                                               (Signature of Shareholder)

                PLEASE SIGN AND RETURN THIS PROXY PROMPTLY.
Joint owners should each sign personally. Administrators, trustees, guardians, attorneys or others signing in a representative capacity should indicate the capacity in which they sign.